AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDMENT, dated as of the 16th day of March 2012, to the Operating Expenses Limitation Agreement dated as of September 30, 2011, is entered into by and between Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company and Hatteras Alternative Mutual Funds Trust (the “Trust”), regarding each series of the Trust listed in Appendix A (the “Funds”).

WHEREAS, the parties have entered into the Operating Expenses Limitation Agreement; and

WHEREAS, the parties desire to add new series of the Trust to the Operating Expenses Limitation Agreement.

NOW, THEREFORE, the parties agree to amend the following:

Appendix A is hereby superseded and replaced with the following:

Appendix A

Separate Series of Hatteras Alternative Mutual Funds Trust

Series and Class	Operating Expense Limit
Hatteras Alpha Hedged Strategies Fund – No Load	3.99%
Hatteras Alpha Hedged Strategies Fund – Class A	3.99%
Hatteras Alpha Hedged Strategies Fund – Class C	4.74%
Hatteras Alpha Hedged Strategies Fund – Institutional Class	2.99%
Hatteras Long / Short Equity Fund – Class A	2.99%
Hatteras Long / Short Equity Fund – Institutional Class	2.49%
Hatteras Long / Short Debt Fund – Class A	2.99%
Hatteras Long / Short Debt Fund – Institutional Class	2.49%
Hatteras Hedged Strategies Fund – Institutional Class	2.25%
Hatteras Managed Futures Strategies Fund – Class A	2.99%
Hatteras Managed Futures Strategies Fund – Institutional Class	2.49%

Except to the extent amended hereby, the Operating Expenses Limitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By:   /s/ J. Michael Fields
Name:   J. Michael Fields
Title:    Secretary

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC

By:    /s/ J. Michael Fields
Name:   J. Michael Fields
Title:    Chief Operating Officer